Exhibit 10.1

Execution Version

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 17th day of June, 2018, and amends and restates both the Employment Agreement effective as of the 15th day of June, 2011 (the “Original Agreement”), as well as the Amended and Restated Employment Agreement made as of August 4, 2016 (the “2016 Agreement”), each by and among Cedar Realty Trust, Inc., a Maryland corporation formerly known as Cedar Shopping Centers, Inc. (the “Corporation”), Cedar Realty Trust Partnership, L.P., a Delaware limited partnership formerly known as Cedar Shopping Centers Partnership, L.P. (the “Partnership”), and Bruce J. Schanzer (the “Executive”).

1. Position and Responsibilities.

1.1 The Executive shall continue to serve in an executive capacity as Chief Executive Officer of both the Corporation and the Partnership with duties consistent therewith and shall perform such other functions and undertake such other responsibilities as are customarily associated with such capacity. The Executive shall report directly to the Board of Directors of the Corporation (the “Board of Directors”). The Executive shall also hold such directorships and officerships in the Corporation, the Partnership and any of their subsidiaries to which, from time to time, the Executive may be elected or appointed during the term of this Agreement.

1.2 The Executive shall devote his full business time and skill to the business and affairs of the Corporation and the Partnership and to the promotion of their interests.

2. Term of Agreement.

2.1 The term of the Agreement shall be five years, commencing June 15th, 2018 (the “Effective Date”), unless sooner terminated as provided herein.

2.2 Notwithstanding the provisions of Section 2.1 hereof, each of the Corporation and the Partnership shall have the right, on written notice to the Executive, to terminate the Executive’s employment for any reason, including Cause (as defined in Section 2.3), such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice. Upon a termination of employment for Cause, the Executive shall not be entitled to receive any additional compensation hereunder. The Executive shall have the right, on 30 days’ advance written notice to the Corporation and the Partnership, to resign the Executive’s employment for Good Reason (as defined in Section 2.4), such termination to be effective as of the 30th day following when such notice is given or as of such later date otherwise specified in the notice; provided, however, that Good Reason shall cease to exist for any event on the 60th day following the date on which the Executive knew or should have known of the occurrence of the event unless the Executive has given the Corporation and the Partnership written notice, in accordance with this Section 2.2.

2.3 For purposes of this Agreement, the term “Cause” shall mean any of the following: (a) the Executive’s willful failure to comply with any of the material terms of this Agreement or of the Corporation’s Code of Ethics then in effect, which shall not be cured, to the extent curable, within 10 days after written notice, or if the same is not of a nature that it can be completely cured within such 10 day period, if the Executive shall have failed to commence to cure the same within such 10 day period and shall have failed to pursue the cure of the same diligently thereafter; (b) the Executive’s engagement in gross misconduct that is demonstrably injurious to the business or reputation of the Corporation or the Partnership; (c) the Executive’s knowing and willful neglect or refusal to attend to the material duties assigned to the Executive by the Board of Directors, which shall not be cured within 10 days after written notice; (d) the Executive’s intentional misappropriation of property that is material to the Corporation or the Partnership for the Executive’s own use; (e) the Executive’s commission of an act of fraud or embezzlement; (f) the Executive’s conviction of a felony; (g) the Executive’s engaging in any activity which is prohibited pursuant to Section 5 of this Agreement, which shall not be cured, to the extent curable, within 10 days after written notice.

2.4 For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) a material breach of this Agreement by the Corporation or the Partnership; (ii) a material reduction or adverse change in the Executive’s duties or responsibilities; or (iii) the relocation of the Executive’s office or the Corporation’s or Partnership’s executive offices to a location more than 30 miles from the Executive’s Port Washington office (or any future office which the Executive agrees to work from). The Corporation or the Partnership, as applicable, shall have 30 days after receipt of the Executive’s notice of termination for Good Reason in which to cure the failure, breach or infraction described in the notice of termination. If the failure, breach or infraction is timely cured by the Corporation or the Partnership to the reasonable satisfaction of the Executive, the notice of termination for Good Reason shall become null and void (for clarity, if the failure, breach or infraction is not so timely cured by the Corporation or the Partnership, the notice of termination for Good Reason shall become effective as set forth in the third sentence of Section 2.2.

2.5 As used herein, a “Change in Control” shall be deemed to occur if: (i) there shall be consummated (x) any consolidation or merger of the Corporation or the Partnership in which the Corporation or the Partnership is not the continuing or surviving corporation or pursuant to which the stock of the Corporation or the units of the Partnership would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation or Partnership in which the holders of the Corporation’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, the assets of the Corporation or the Partnership; (ii) the Board of Directors approves any plan or proposal for liquidation or dissolution of the Corporation or the Partnership; or (iii) any person acquires more than 29% of the issued and outstanding common stock of the Corporation. Notwithstanding the foregoing, to the extent that any payment or benefit described in this Agreement that is payable upon or following a Change in Control constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), a Change in Control shall not be deemed to occur unless such transaction also constitutes (x) a “change in the ownership or of effective control” of the Corporation or the Partnership or a “change in the ownership of a substantial portion of the Corporation’s or the Partnership’s assets” for purposes of Section 409A or (y) complies with the plan termination and liquidations rule contained in Treasury Regulation 1.409A-3(j)(4)(ix).

3. Compensation.

3.1 Base Salary. The Partnership shall pay to the Executive for the services to be rendered by the Executive hereunder to the Corporation and the Partnership a base salary at the rate of $800,000 per annum through December 31, 2018 and at the rate of $750,000 per annum commencing January 1, 2019. The base salary shall be payable in accordance with the Corporation’s or Partnership’s normal payroll practices, but not less frequently than twice a month. Such base salary will be reviewed at least annually and may be increased (but not decreased other than as set forth in the preceding sentence) by the Board of Directors in its sole discretion.

3.2 Bonus. The Executive’s target annual bonus will be equal to 100% of the Executive’s annual base salary and the Executive shall participate in the Corporation’s annual bonus plan for senior executive officers, with the payment of any bonus being subject to the achievement of performance criteria established by the Board of Directors or Compensation Committee and within the discretion of the Board of Directors, based on recommendations of the Compensation Committee.

3.3 Equity Awards. On the Effective Date, the Corporation will grant the Executive long-term incentive compensation awards of (i) 750,000 shares of restricted common stock of the Corporation (the “Initial Time-Based Equity Award”), (ii) 1,500,000 restricted stock units of the Corporation, which restricted stock units shall be settled in shares of common stock of the Corporation to the extent they are earned and become vested as set forth in Section 3.3(b) below (the “Performance-Based Equity Award”) and (iii) 1,500,000 dividend equivalent rights of the Corporation, which shall be settled in cash upon vesting as set forth below (the “Dividend Equivalent Rights”). On January 1, 2019, the Corporation will grant the Executive an additional long-term incentive compensation award of 250,000 shares of restricted common stock of the Corporation (the “Subsequent Time-Based Equity Award and, together with the Initial Time-Based Equity Award, the “Time-Based Equity Awards” and the Time-Based Equity Awards together with the Performance-Based Equity Award and the Dividend Equivalent Rights, the “Equity Awards”).

(a) Time-Based Equity Awards. The Time-Based Equity Awards shall fully vest on the 5th anniversary of the Effective Date, provided that the Executive remains continuously employed for the entire vesting period by the Corporation through such 5th anniversary. Any unvested Time-Based Equity Awards shall be forfeited as of the date of Executive’s termination of employment if such termination occurs for any reason prior to the 5th anniversary of the Effective Date, except as otherwise provided in Sections 3.3(d) and 4.1(iii) of the Agreement.

(b) Performance-Based Equity Award. The Performance-Based Equity Award shall vest and be earned, if at all, based on the Corporation’s average annual total shareholder return (“Average Annual TSR”) over a defined performance period as set forth below.

(i) Vesting. The percentage of the Performance-Based Equity Award that shall vest and be earned shall be determined as set forth in the table below. Linear interpolation shall be applied to determine the percentage of the Performance-Based Equity Award that vests and is earned where the Corporation’s Average Annual TSR over the performance period falls between the Threshold, Target and Maximum amounts set forth below. Achievement of Average Annual TSR of 6.5% shall result in vesting and earning of 1,000,000 restricted stock units subject to the Performance-Based Equity Award (the “Target Performance-Based Award”). In order for any portion of the Performance-Based Equity Award to be earned and vest, the Corporation’s Average Annual TSR over the relevant measurement period must be at least 4% and in no event may more than 150% of the Target Performance-Based Award vest and be earned.

	Threshold	Target	Maximum
Average Annual TSR	4%	6.5%	10%
Payout (% of Target Absolute TSR Award)	50%	100%	150%

(ii) Generally. For purposes of determining the percentage of the Performance-Based Equity Award that will vest and be earned, the Average Annual TSR of the Corporation for the defined performance period shall be calculated as follows: the return for each 12-month period ending on an anniversary of the Effective Date shall consist of (A) the sum of (1) all dividends and distributions declared with respect to the Corporation’s common stock during such 12-month period, plus (2) the difference between the average closing price of the Corporation’s common stock for the 20 trading days prior to the last day of the 12-month period and the average closing price of such common stock for the 20 trading days prior to the first day of the 12-month period, divided by (B) the average closing price of such common stock for the 20 days prior to the first day of that 12-month period.

(iii) Performance Periods. Provided that the Executive remains employed for the entire performance period by the Corporation and subject to the vesting terms described in Section 3.3(b)(i) of the Agreement, determination of the percentage of the Performance-Based Equity Award that shall vest and be earned shall be made, in the first instance by reference to an interim measurement period commencing on the Effective Date and ending on the 3rd anniversary of the Effective Date (the “Interim Performance Period”); and ultimately by reference to a full measurement period commencing on the Effective Date and ending on the 5th anniversary of the Effective Date (the “Full Performance Period”). At the conclusion of the Interim Performance Period, up to 50% of the Performance-Based Equity Award may vest and be earned as follows:

(I)	the Executive shall be entitled to 50% of the percentage of the Performance-Based Equity Award that would have been earned and vested had the same performance been achieved at the end of the Full Performance Period, with any portion of the Performance-Based Equity Award that is not earned at the end of the Interim Performance Period to be carried forward for evaluation at the end of the Full Performance Period; and

(II)	if no portion of the Performance-Based Equity Award vests and is earned as of the end of the Interim Performance Period, 100% of the Performance-Based Equity Award will be carried forward for evaluation at the end of the Full Performance Period.

(c) Dividends and Dividend Equivalent Rights. The Executive shall receive currently and free of any risk of forfeiture the dividends and distributions with respect to the Time-Based Equity Awards. The Dividend Equivalent Rights, however, shall accrue and shall be deemed to be reinvested into the Corporation (which, for purposes of determining the amounts deemed to be reinvested, will include all dividends received on such Dividend Equivalent Rights) and payment with respect to the Dividend Equivalent Rights (including any dividends received on such Dividend Equivalent Rights) shall be deferred until the end of the Interim Performance Period, or the Full Performance Period, as the case may be, to coincide with the vesting, if any, of the Performance-Based Equity Award in respect of which such dividends accrue, and shall be subject to the same vesting requirements set forth in Section 3.3(b); provided, however, no Dividend Equivalent Rights shall accrue or be paid for Average Annual TSR above 10%. For the avoidance of doubt, if no portion of the Performance-Based Equity Award vests and is earned, no amount shall be paid to the Executive with respect to the Dividend Equivalent Rights and such Dividend Equivalent Rights shall automatically and without notice be forfeited.

(d) Accelerated Vesting. Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 3.3., in the event that prior to the full vesting of the Equity Awards the Corporation shall terminate this Agreement without Cause, the Executive shall resign for Good Reason, the Executive’s employment with the Corporation shall terminate by reason of death or disability, or a Change in Control shall occur prior to the termination of the Executive’s employment with the Corporation (each, a “Triggering Event”), then the entire unvested Time-Based Equity Awards shall fully vest on the date of such Triggering Event. The percentage of the Performance-Based Equity Award and the Dividend Equivalent Rights that vests under this Section 3.3(d), if any, will be determined as of the date of the Triggering Event in accordance with the chart set forth in Section 3.3(b) above (with linear interpolation between the Threshold, Target and Maximum amounts); provided, however, that for purposes of this Section 3.3(d) and Section 3.3(e) below, Average Annual TSR shall mean the product of (i) the sum of (A) the Corporation’s total shareholder return for each full 12-month period in the Acceleration Performance Period (as defined below), if any, plus (B) the Corporation’s total shareholder return for the period beginning on the first day following the last full 12-month period in the Acceleration Performance Period and ending on the last day of the Acceleration Performance Period (or, if there is no full 12-month period in the Acceleration Performance Period, the period beginning on the first day of the Full Performance Period and ending on the last day of the Acceleration Performance Period), with total shareholder return for such periods calculated in accordance with Section 3.3(b)(ii) above, and (ii) a fraction, the numerator of which is 1,825 (i.e., 365 x 5), and the denominator of which is five (5) times the number of days in the Acceleration Performance Period. For purposes of this Section 3.3(d) the Acceleration Performance Period shall be the period commencing on the first day of the Full Performance Period and ending on the Triggering Event. By way of illustration, if this calculation were performed on the last day of the second year of the Full Performance Period and the sum of the annual total shareholder return and partial-year total shareholder return through the Triggering Event was 15% then the fraction would be 1825/(5x730), the Average Annual TSR would be 7.5%, and the payout of the Performance-Based Equity Award and the Dividend Equivalent Rights that vest would be the linear interpolation of 7.5% between 6.5% and 10%, or 114.3% of the Target Performance Based Award and Dividend Equivalent Rights.

(e) Change in Control Payment; Other Payments. In the event that a Change in Control shall occur (i) during the term of the Agreement and (ii) prior to January 1, 2019, in lieu of the Subsequent Time-Based Equity Award, the Executive shall be entitled to a cash payment equal to (A) 250,000 multiplied by (B) the value of the consideration received by the Corporation’s stockholders per share of common stock in the Change in Control (the “Substitution Payment”). In addition, if the Performance-Based Equity Award vests and if the Corporation’s Average Annual TSR for the period between the Effective Date and the last day of the Full Performance Period (or, if the Performance-Based Equity Award vests earlier pursuant to Section 3.3(d) above, the date of the Triggering Event, with Average Annual TSR determined in accordance with Section 3.3(d)) is greater than 10%, the Executive shall be entitled to a cash amount equal to (i) (A) 500,000 multiplied by (B) a fraction, the numerator of which is the Corporation’s Average Annual TSR minus 10% and the denominator of which is 10, (with such fraction to be expressed as a number rather than a percentage (i.e., if Average Annual TSR is 15%, the number by which 500,000 is multiplied shall be 0.5) and provided that, in no event shall such fraction be greater than 1) multiplied, by (x) if such vesting occurs in connection with a Change of Control, the value of the consideration received by the Corporation’s stockholders per share of common stock in the Change in Control and (y) in all other circumstances, the average closing price of the Corporation’s common stock for the 20 trading days prior to such vesting date; provided, however, no such cash payment shall be made for Average Annual TSR above 20%.

3.4 The Executive and his family shall be entitled to participate in, and receive benefits from, on the basis comparable to other senior executives, any insurance, medical, disability, or other employee benefit plan of the Corporation, the Partnership or any of their subsidiaries which may be in effect at any time during the course of the Executive’s employment by the Corporation and the Partnership and which shall be generally available to senior executives of the Corporation, the Partnership or any of their subsidiaries.

3.5 The Partnership agrees to reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive on behalf of the Corporation or the Partnership in the course of the Executive’s duties hereunder upon the presentation by the Executive of appropriate vouchers therefore, including a cell phone, portable computer, iPhone, iPad or equivalent devices, professional licenses and organizations and conferences such as ICSC and NAREIT.

3.6 The Executive shall be entitled each year of this Agreement to paid vacation in accordance with the Corporation’s or Partnership’s policies but not less than four weeks plus personal and floating holidays (and a ratable number of sick days), which if not taken during such year will be forfeited (unless the Board of Directors requests postponement).

3.7 If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 90 consecutive days, or for shorter periods aggregating more than six months during the term of this Agreement, to render the services contemplated hereunder, then the Corporation or the Partnership, at either of their options, may terminate the term of employment hereunder by notice from the Corporation or the Partnership, as the case may be, to the Executive, effective on the giving of such notice. During any period of disability of the Executive during the term hereof, the Corporation shall continue to pay to the Executive the salary and bonus to which the Executive is entitled pursuant to Sections 3.1 and 3.2 hereof.

3.8 In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

3.9 Each of the Corporation and the Partnership shall have the right to obtain for their respective benefit an appropriate life insurance policy on the life of the Executive, naming the Corporation or the Partnership as the beneficiary. If requested by the Corporation or the Partnership, the Executive agrees to cooperate with the Corporation or the Partnership, as the case may be, in obtaining such policy.

4. Severance Compensation Upon Termination of Employment.

4.1 Except as otherwise provided in Section 2.2 hereof, (a) if the Executive’s employment with the Corporation or the Partnership is terminated by the Corporation or Partnership, (i) other than for Cause; or (ii) pursuant to Section 3.7 or 3.8; or (b) if the Executive’s employment with the Corporation or the Partnership is terminated by the Executive for Good Reason; then the Corporation and the Partnership shall:

(i) pay to the Executive as severance pay, on the 60th day following the Executive’s termination of employment, a lump sum payment equal to 250% of the sum of (x) the Executive’s annual base salary at the rate applicable on the date of termination and (y) the Executive’s target annual bonus for the then-current fiscal year;

(ii) arrange to provide the Executive, for a 12-month period (or such shorter period as the Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which the Executive is receiving immediately prior to the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable or would subject the Corporation or Partnership to any fines or penalties, the Corporation shall pay to the Executive in cash the annual amount paid by the Corporation or the Partnership for such benefits during the previous year of the Executive’s employment as soon as reasonably practicable following such determination (but in no event more than 60 days thereafter). Benefits otherwise receivable by the Executive pursuant to this Section 4.1(ii) shall be reduced to the extent comparable benefits are actually received by the Executive during such 12-month period following Executive’s termination (or such shorter period elected by the Executive), and any such benefits actually received by the Executive shall be reported by the Executive to the Corporation; and

(iii) any options granted to the Executive to acquire common stock of the Corporation, any restricted shares of common stock of the Corporation or restricted stock units of the Corporation issued to the Executive, including the Equity Awards, and any other equity awards granted to the Executive under any employee benefit plan that have not vested shall immediately vest on such termination. The portion of the Equity Awards that vests hereunder shall be determined in accordance with Section 3.3(d).

(iv) Moreover, in the event the Executive’s employment is terminated at any point in either calendar year 2018 or 2019 due to a Change in Control as defined in Section 2.4 herein, Executive shall be entitled to a minimum payment of $3,750,000, inclusive of the severance pay set forth in Section 4.1(i).

(v) In the event that the Executive’s employment is terminated pursuant to Section 3.7 or 3.8, the amount of any severance payable pursuant to this Section 4.1 shall be reduced by any amounts payable to the Executive under any life or disability insurance policy sponsored by the Corporation or the Partnership.

4.2 Notwithstanding the foregoing, in the event that the Corporation or the Partnership elects to terminate the Executive’s employment at the end of the term of this Agreement, in lieu of the payments and benefits provided for in Section 4.1, the Corporation and the Partnership shall pay to the Executive as severance pay, on the 60th day following the Executive’s termination of employment, a lump sum payment equal to 150% of the sum of (x) the Executive’s annual base salary at the rate applicable on the date of termination and (y) the Executive’s target annual bonus for the then-current fiscal year. For the avoidance of doubt, no amounts shall be payable to the Executive under this Section 4.2 in the event that the Executive terminates his employment with the Corporation and the Partnership at the end of the term of this Agreement for any reason. However, where the Executive terminates his employment with the Corporation and the Partnership following the expiration of the term of this Agreement due to the Corporation’s or the Partnership’s failure to continue to provide the Executive with base salary and annual target bonus opportunity that are in the aggregate at least as favorable as those contained in this Agreement and/or the Corporation or the Partnership’s failure to negotiate in good faith regarding equity incentive awards following of the expiration of the term of this Agreement, then the Executive will be entitled to the payments under this Section 4.2.

4.3 The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except to the extent expressly provided in Section 4.1(ii) or Section 4.1(v) above, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by insurance benefits after the date of termination, or otherwise. In addition, except to the extent expressly provided in Section 4.1(v) above, the provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Corporation or Partnership, or other contract, plan or arrangement, such that, upon any termination, the Executive shall be entitled to all accrued and unpaid compensation and benefits under any Corporation and/or Partnership benefit plan or other contract, plan or arrangement, as well as under this Agreement.

4.4 Neither the Corporation or the Partnership shall be required to make the payments or provide the benefits specified in Section 4.1 or Section 4.2 unless the Executive executes and delivers to the Corporation or Partnership an agreement releasing the Corporation, the Partnership, their subsidiaries and affiliates, and their officers, directors, partners, managers, employees and members (and the directors, trustees, officers, partners or employees of any such direct or indirect entities) from all liability (other than any vested benefits and the payments and benefits under this Agreement) arising from his employment hereunder or the termination of that employment in substantially the form attached hereto as Exhibit A and such agreement has become effective.

5. Other Activities During Employment.

5.1 The Executive shall not during the term of this Agreement, without the prior approval of the Board of Directors, undertake or engage in any other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

5.2 During the term of this Agreement, without the prior approval of the Board of Directors, neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor, shall be engaged directly or indirectly in any real estate development, leasing, marketing or management activities other than through the Corporation and the Partnership; provided, however, that the foregoing shall not be deemed to (a) prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities or (b) prohibit passive investments, subject to any limitations contained in subparagraph (a) above.

5.3 The Executive shall not, willfully or as a result of gross negligence, at any time during this Agreement or after the termination thereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined), except pursuant to subpoena, court order or applicable law. Any records of Confidential Information prepared by the Executive or which come into the Executive’s possession during this Agreement are and remain the property of the Corporation or the Partnership, as the case may be, and upon termination of the Executive’s employment all such records and copies thereof shall be either left with or returned to the Corporation or the Partnership, as the case may be.

5.4 The term “Confidential Information” shall mean information disclosed to the Executive or known, learned, created or observed by the Executive as a consequence of or through employment by the Corporation and the Partnership, not generally known in the relevant trade or industry, about the Corporation’s or the Partnership’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, copy, leasing, other printed matter, artwork, photographs, reproductions, layout, finances, accounting, methods, processes, business plans, contractors, lessee and supplier lists and records, potential lessee and supplier lists, and contractor, lessee or supplier billing.

5.5 Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that the Executive may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Post-Employment Activities.

6.1 During the term of employment hereunder, and absent any written waiver or agreement to the contrary, for a period of 1 year after termination of employment, regardless of the reason for such termination, the Executive shall not directly or indirectly become employed by, act as a consultant to, or otherwise render any services to any person, corporation, partnership or other entity which is engaged in, or about to become engaged in, the retail shopping center business or any other business which is competitive with the business of the Corporation, the Partnership or any of their subsidiaries nor shall the Executive use his talents to make any such business competitive with the business of the Corporation, the Partnership or any of their subsidiaries. For the purpose of this Section, a retail shopping center business or other business shall be deemed to be competitive if it involves the ownership, operation, leasing or management of any retail shopping centers which draw from the same related trade area, which is deemed to be within a radius of 10 miles from the location of (a) any then existing shopping centers of the Corporation, the Partnership or any of their subsidiaries or (b) any proposed centers for which the site is owned or under contract, is under construction or is actively being negotiated. The Executive shall be deemed to be directly or indirectly engaged in a business if the Executive participates therein as a director, officer, stockholder, employee, agent, consultant, manager, salesman, partner or individual proprietor, or as an investor who has made advances or loans, contributions to capital or expenditures for the purchase of stock, or in any capacity or manner whatsoever; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 1% of the voting stock of any company’s securities.

6.2 The Executive acknowledges that the Executive has been employed for the Executive’s special talents and that Executive’s leaving the employ of the Corporation and the Partnership would seriously hamper the business of the Corporation and the Partnership. The Executive agrees that the Corporation and the Partnership shall each be entitled to injunctive relief, in addition to all remedies permitted by law, to enforce the provisions of Sections 5 and 6 hereof. The Executive further acknowledges that the Executive’s training, experience and technical skills are of such breadth that they can be employed to advantage in other areas which are not competitive with the present business of the Corporation and the Partnership and consequently the foregoing obligation will not unreasonably impair the Executive’s ability to engage in business activity after the termination of the Executive’s present employment.

6.3 The Executive will not, during the period of employment and for 1 year after termination of employment, regardless of the reason for such termination, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade, either in Executive’s individual capacity or as agent for another, any of the Corporation’s, the Partnership’s or any of their subsidiaries’ officers, employees or agents to discontinue their relationship with the Corporation, the Partnership or any of their subsidiaries nor divert or attempt to divert from the Corporation, the Partnership or any of their subsidiaries any business whatsoever by influencing or attempting to influence any contractor, lessee or supplier of the Corporation, the Partnership or any of their subsidiaries.

7. Assignment. This Agreement shall inure to the benefit of and be binding upon the Corporation, the Partnership and their successors and assigns, and upon the Executive and the Executive’s heirs, executors, administrators and legal representatives. The Corporation and the Partnership will require any successor or assign to all or substantially all of their business or assets to assume and perform this Agreement in the same manner and to the same extent that the Corporation and the Partnership would be required to perform if no such succession or assignment had taken place. This Agreement shall not be assignable by the Executive.

8. No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 7 hereof.

9. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when delivered by hand, when delivered by commercial courier service or three days after mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice.

To the Corporation or the Partnership:	Cedar Realty Trust, Inc. 44 South Bayles Avenue Port Washington, NY 11050 Attn: Chairman of the Board

To the Executive:	Bruce J. Schanzer 22 Bayeau Road New Rochelle, NY 10804

provided, however, that any notice of change of address shall be effective only upon receipt.

12. Waivers. If any party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning the subject matter, including the Original Agreement and the 2016 Agreement. This Agreement may not be amended, supplemented, cancelled or discharged except by written instrument executed by the parties hereto.

14. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

15. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the same counterpart.

16. Arbitration. Mindful of the high cost of litigation, not only in dollars but time and energy as well, the parties intend to and do hereby establish a quick, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event any controversy should arise out of or concerning the performance of this Agreement. Accordingly, the parties do hereby covenant and agree that any controversy, dispute or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of any party to this Agreement, through arbitration by a dispute resolution process administered by JAMS or any other mutually agreed upon arbitration firm involving final and binding arbitration conducted at a location determined by the arbitrator in New York City administered by and in accordance with the then existing rules of practice and procedure of such arbitration firm and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof; provided, however, that the Corporation and the Partnership shall be entitled to seek judicial relief to enforce the provisions of Sections 5 and 6 of this Agreement. Each party shall bear its own costs and expenses in connection with any such dispute; provided, however, that if the arbitrator or court determines that the Executive has prevailed with respect to at least one material issue, the Corporation shall reimburse the Executive for his costs and expenses relating to such dispute (including reasonable legal fees and arbitration expenses). Any such reimbursements shall be made no later than December 31 of the year following the year in which the Executive incurs the related expense. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.

17. Indemnification. During this Agreement and thereafter, the Corporation and the Partnership shall indemnify the Executive to the fullest extent permitted by law against any judgments, fine, amounts paid in settlement and reasonable expenses (including attorneys’ fees) in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive’s act of willful misconduct, gross negligence, misappropriation of funds, fraud or breach of this Agreement). This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Corporation’s or Partnership’s Articles of Incorporation, By-Laws, Agreement of Limited Partnership or otherwise. Following the Executive’s termination of employment, the Corporation and the Partnership shall continue to cover the Executive under the then existing director’s and officer’s insurance, if any, for the period during which the Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Corporation or the Partnership or in any capacity at the request of the Corporation or the Partnership, in or with regard to any other entity, employee benefit plan or enterprise on the same terms such coverage was provided during this Agreement, at the highest level then maintained for any then current or former officer or director.

18. Withholding. All payments and benefits under this Agreement shall be made subject to applicable withholding, and the Corporation and/or Partnership, as applicable, shall withhold from any payments or benefits under this Agreement all federal, state and local income, payroll, excise and other taxes, as the Corporation or Partnership believes it is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment and benefits received under this Agreement.

19. Interpretation. In the event of a dispute over the meaning of this Agreement or any provision thereof, neither party shall be entitled to any presumption of correctness in favor of the interpretation advanced by such party or against the interpretation advanced by the other party.

20. Survival of Terms. The provisions of this Agreement shall survive the termination of this Agreement to the extent consistent with, or necessary to carry out, the purposes thereof.

21. No Limitations. The Executive represents his employment by the Corporation and Partnership hereunder does not conflict with, or breach, any confidentiality, non-competition or other agreement, express or implied, to which he is a party or to which he may be subject.

22. Document and Property Surrender. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately surrender and deliver to the Corporation and Partnership, all documents, correspondence and any other information, of any type whatsoever, from the Corporation, Partnership or any of their agents, servants, employees, that came into the Executive’s possession by any means whatsoever, during the course of employment and shall not retain any copies thereof and shall return all property of the Corporation and the Partnership, including, but not limited to, any computers, cell phones, handheld devices, credit cards, office keys, security passes or identification cards in the Executive’s possession.

23. Section 409A.

23.1 It is the intention of the Corporation and the Partnership that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A, to the extent applicable. Any ambiguity in this Agreement shall be interpreted to comply with the above. The Executive acknowledges that the Corporation and the Partnership have made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain his own tax advice.

23.2 Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.

23.3 To the extent that any payment or benefit described in this Agreement constitutes “nonqualified deferred compensation” under Section 409A, then, for all purposes under this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Section 409A.

23.4 Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Corporation is publicly traded on an established securities market or otherwise and the Executive is a “specified employee” (as determined under the Corporation’s administrative procedure for such determinations, in accordance with Section 409A) at the time of the Executive’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of (i) the Executive’s death or (ii) the first payroll date following the six (6) month anniversary of the Executive’s date of termination of employment.

23.5 Any reimbursements provided under this Agreement (i) shall be made no later than the December 31st following the year in which such expenses are incurred, or such earlier date as provided under any plan or policy of the Corporation or Partnership, as applicable, (ii) during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, and (iii) shall not be subject to liquidation or exchange for another benefit.

24. Section 280G.

24.1 Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Corporation or the Partnership to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 24 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

24.2 Any such reduction shall be made in accordance with Section 409A and the following: (a) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (b) all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

24.3 Any determination required under this Section 24 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Corporation and the Partnership that is reasonably acceptable to the Executive (the “Accountants”), which shall provide detailed supporting calculations to the Corporation and the Partnership, and the Executive as requested by the Corporation and the Partnership, or the Executive. The Corporation and the Partnership, and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 24. For purposes of making the calculations and determinations required by this Section 24, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Corporation and the Partnership, and the Executive. The Corporation and the Partnership shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 24.

24.4 It is possible that after the determinations and selections made pursuant to this Section 24 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 24 (“Overpayment”) or less than the amount provided under this Section 24 (“Underpayment”).

24.5 In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Corporation and the Partnership, or the Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Corporation and the Partnership, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Executive’s receipt of the Overpayment until the date of repayment.

24.6 In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Corporation and the Partnership to or for the benefit of the Executive, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code), from the date the amount would have otherwise been paid to the Executive until the payment date.

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cedar Realty Trust, Inc.

By:	/s/ Roger M. Widmann
Roger M. Widmann, Chairman of the Board

Cedar Realty Trust Partnership, L.P.

By:	Cedar Realty Trust, Inc. General Partner

By:	/s/ Roger M. Widmann
Roger M. Widmann, Chairman of the Board

/s/ Bruce J. Schanzer
Bruce J. Schanzer